Exhibit 4.8

This Instrument Prepared By:	GPIN: Frederick County Tax Map Number 63-A-110
Christopher E. Vinyard	City of Winchester Tax Map Number 371-01-1
Troutman Sanders LLP
Post Office Box 1122
Richmond, Virginia 23218-1122

Note to Clerk: The purpose of this Deed of Trust is to refinance and modify the terms and provisions of that certain Credit Line Deed of Trust dated June 19, 2002, recorded on June 20, 2002, in the Clerk’s Office of the Circuit Court of Frederick County, Virginia, as Instrument No. 020010152 and recorded on June 20, 2002 in the Clerk’s Office of the Circuit Court of the City of Winchester, Virginia, as Instrument No. 020002292, upon which the recordation tax has been paid in full to the extent of the maximum principal amount of $12,600,000 secured thereby, and to increase the maximum principal amount secured thereby to $13,100,000. Pursuant to Virginia Code § 58.1-803(D), this Deed of Trust is exempt from recordation taxes to the extent of $12,600,000 of principal, and is recordable with additional recordation tax applicable only to the $500,000 increase in the maximum principal amount secured hereby. This certifies that the amount of the original indebtedness secured by the Credit Line Deed of Trust is $12,600,000.

AMENDED AND RESTATED CREDIT LINE DEED OF TRUST

dated as of November 4, 2009,

by and among

TREX COMPANY, INC. (successor to TREX COMPANY, LLC),

as Grantor,

BB&T-VA COLLATERAL SERVICE CORPORATION,

as Trustee,

and

BRANCH BANKING AND TRUST COMPANY,

as Collateral Agent,

as Beneficiary

THIS IS A CREDIT LINE DEED OF TRUST within the meaning of Section 55-58.2 of the Code of Virginia (1950), as amended. For the purposes of and to the extent required by such Section, (i) the name of the noteholder/beneficiary secured by this Deed of Trust is Branch Banking and Trust Company, as Collateral Agent, (ii) the address at which communications may be mailed or delivered to such noteholder is 200 West Second Street, Winston-Salem, North Carolina 27101, Attention: Greg Drabik, and (iii) the maximum aggregate amount of principal to be secured at any one time is $13,100,000.

This Instrument Prepared By:	GPIN: Frederick County Tax Map Number 63-A-110
Christopher E. Vinyard	City of Winchester Tax Map Number 371-01-1
Troutman Sanders LLP
Post Office Box 1122
Richmond, Virginia 23218-1122

THIS IS A CREDIT LINE DEED OF TRUST

THIS AMENDED AND RESTATED CREDIT LINE DEED OF TRUST (this “Deed of Trust”), dated as of the 4th day of November, 2009, by and among TREX COMPANY, INC. (successor to TREX COMPANY, LLC), a Delaware corporation (hereinafter referred to as the “Grantor”), as grantor, the first party; BB&T-VA COLLATERAL SERVICE CORPORATION, a Virginia corporation whose address is 823 East Main Street, 11th Floor, Richmond, Virginia 23219, as trustee (hereinafter referred to as the “Trustee”), as grantee, the second party; and BRANCH BANKING AND TRUST COMPANY, a North Carolina banking corporation, as Collateral Agent for the Secured Parties (as hereinafter defined) (together with its successors and assigns, and any successor Collateral Agent under the Credit Agreement (as hereinafter defined), the “Collateral Agent”), as beneficiary, the third party;

The Collateral Agent’s address to which any notice or communication permitted to be given pursuant to the provisions of § 55-58.2 of the Code of Virginia of 1950, as amended, may be mailed or delivered is Branch Banking and Trust Company of Virginia and Branch Banking and Trust Company, 200 West Second Street, Winston-Salem, North Carolina 27101, Attention: Greg Drabik.

W I T N E S S E T H:

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement of even date herewith (as amended, restated, extended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Grantor, the lenders from time to time party thereto (collectively, the “Lenders”), Branch Banking and Trust Company, as Administrative Agent and Letter of Credit Issuer, and BB&T Capital Markets, as Lead Arranger.

The Grantor, the Trustee and the Collateral Agent are parties to a Credit Line Deed of Trust dated as of June 19, 2002 (the “Original Deed of Trust”), pursuant to which the Grantor granted to the Trustee for the benefit of Branch Banking and Trust Company a lien on the Property (as hereinafter defined). In connection with the Credit Agreement, the Collateral Agent has required that the Grantor enter into this Deed of Trust to amend and restate the terms of the Original Deed of Trust, and to regrant the lien created under and pursuant to the Original Deed of Trust in favor of the Collateral Agent for the ratable benefit of the Secured Parties (as hereinafter defined).

Accordingly, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Grantor hereby agrees to amend and restate the Original Deed of Trust in its entirety, as follows:

The Grantor does hereby grant and convey, with General Warranty and English Covenants of Title, unto the Trustee, the property described in SCHEDULE A attached hereto and by this reference made a part hereof; subject however to Permitted Exceptions, as hereinafter defined;

TOGETHER with (i) all buildings and improvements now or hereafter constructed thereon; (ii) all the estate and rights, if any, of the Grantor in and to all land lying in public and private streets, roads and alleyways abutting the above-described property; (iii) all easements, rights of way, privileges and appurtenances now or hereafter belonging to or in any way related to the above-described property; (iv) all fixtures, machinery, equipment, building materials and other personal property of every nature whatsoever owned by the Grantor now or hereafter located in, or on, or used, or intended to be used, in connection with the operation of the above-described property, including, but without limitation, heating, air conditioning, cooking, refrigerating, plumbing, and electrical apparatus and equipment, boilers, engines, motors, dynamos, generating equipment, piping and plumbing fixtures, ventilating and vacuum cleaning systems, fire extinguishing apparatus, gas and electric fixtures, elevators, escalators, partitions, mantels, built-in mirrors, disposals, washers, dryers, window shades, blinds, screens, storm sashes, storm doors, awnings, carpeting, underpadding, drapes, plants and shrubbery, furniture, and furnishings of public spaces, halls and lobbies, all of which personal property, including replacements thereof and additions thereto, shall be deemed part of the realty hereby conveyed (and the Grantor does hereby declare such personal property to be part of said realty, whether attached thereto or not, and subject to the lien hereby created); and (v) all proceeds of the conversion, whether voluntary or involuntary, of any of the above-described property into cash or other liquid claims, including, without limitation, all awards, payments or proceeds, including interest thereon, and the right to receive same, which may be made as a result of any casualty, any exercise of the right of eminent domain or deed in lieu thereof, the alteration of the grade of any street and any injury to or decrease in the value of the above-described property, together with all reasonable costs and expenses incurred by the Collateral Agent in connection with the collection of such awards, payments and proceeds, including, without limitation, reasonable attorneys’ fees.

All the above-described real and personal property, and each part thereof, is hereinafter sometimes referred to as the “Property.”

As used in this Deed of Trust:

“Permitted Exceptions” shall mean, as of any particular time (a) liens for ad valorem taxes and special assessments not then delinquent, (b) this Deed of Trust and any liens created hereby, (c) the matters listed on SCHEDULE B attached hereto as a part hereof, and (d) liens permitted by Section 5.10 of the Credit Agreement.

“Secured Parties” shall mean, collectively, the Administrative Agent (in such capacity and in its capacity as Collateral Agent), each Lender (including in such Lender’s capacity as a Hedge Counterparty, or as a provider of Bank Products or Cash Management Services, if applicable) and the Letter of Credit Issuer.

IN TRUST to secure to the Collateral Agent for the ratable benefit of the Secured Parties the following:

(a) (i) the payment and performance of all indebtedness, liabilities and obligations of the Loan Parties, or any of them, to the Secured Parties arising under the Credit Agreement or the other Loan Documents, including without limitation all Obligations and all principal of and interest (including, without limitation, any interest which accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the indebtedness represented by the Notes, and all future advances and readvances made thereunder;

(ii) all other amounts now or hereafter payable by the Loan Parties and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency or reorganization of any Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of the Loan Parties pursuant to the Obligations;

(iii) all renewals, modifications, consolidations or extensions of or to each of the obligations described in clauses (a)(i) and (ii) above; and

(iv) all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred by the Collateral Agent for taxes and/or insurance relating to, or maintenance or preservation of, the Property and any other collateral securing the Obligations or incurred by the Collateral Agent in the collection or enforcement of the Obligations, including, without limitation, any such collection or enforcement of the Obligations owing to the Collateral Agent by any action or participation in, or in connection with, a case or proceeding under Chapter 7 or Chapter 11 of the U.S. Bankruptcy Code or any successor statute; and

(b) the performance of, and compliance with, all of the covenants, duties, obligations and conditions of the Grantor contained in this Deed of Trust.

The above-described indebtedness, liabilities, obligations, covenants, duties and conditions are hereinafter referred to collectively as the “Secured Obligations.”

The Grantor does also hereby irrevocably assign and convey unto the Collateral Agent for the ratable benefit of the Secured Parties, and hereby grants to the Collateral Agent for the ratable benefit of the Secured Parties a security interest in, all leases now or hereafter existing on any part of the Property and any guaranties thereof and all rents from the Property to secure additionally the Secured Obligations. The Grantor does hereby irrevocably appoint the Collateral Agent as its attorney-in-fact to do all things which the Grantor might otherwise do with respect to the leasing of the Property, which appointment shall be effective upon the occurrence and during the continuance of an Event of Default, including, without limitation, (i) collecting such rents with or without suit and applying the same, less expenses of collection, to any of the Secured Obligations in such manner as may be determined by the Collateral Agent, or at the option of the Collateral Agent, holding the same as security for the payment of all of the Secured Obligations, (ii) leasing, in the name of the Grantor, the whole or any part of the Property which may become vacant, and (iii) employing agents therefor and paying such agents reasonable compensation for their services; provided, however, that until there be an Event of Default (as hereinafter defined) which Event of Default is continuing, the Grantor may continue to collect and enjoy such rents in the ordinary course of business as the rents become due and payable without accountability to the Collateral Agent. The powers and rights granted in this paragraph shall be in addition to the other remedies herein provided for upon the occurrence of an Event of Default and may be exercised independently of or concurrently with any of such remedies. Nothing in the foregoing shall be construed to impose any obligation upon the Collateral Agent to exercise any power or right granted in this paragraph or to assume any liability under any lease of any part of the Property, and no liability shall attach to the Collateral Agent for failure or inability to collect any rents under any such lease. The Grantor covenants and warrants that (i) it will comply with all material terms and conditions of all leases now existing or that may hereafter come into existence in respect of the Property or of any part thereof; (ii) all leases with respect to the Property now or hereafter in effect are and shall be valid and subsisting leases; (iii) it has not sold, assigned, transferred, mortgaged or pledged, and will not sell, assign, transfer, mortgage or pledge, without the Collateral Agent’s prior written consent, the rents, issues or profits from the Property and leases thereof to any person other than the Collateral Agent; (iv) no rents, issues or profits derived from the Property and leases, and becoming due subsequent to the date hereof, have been collected or anticipated in advance of their due date by more than thirty (30) days; (v) it will not reduce the rental due under any lease of all or any part of the Property without the Collateral Agent’s prior written consent; and (vi) upon request of the Collateral Agent, it will serve such written notice or notices as the Collateral Agent may from time to time require upon the tenant(s) under such leases or occupant(s) of the Property or any part thereof, it will execute and deliver to the Collateral Agent such other instruments or documents reasonably requested by the Collateral Agent for the purpose of securing or exercising its rights herein and it will provide to the Collateral Agent true copies or originals of such leases and all amendments, supplements, renewals or correspondence related thereto. Whenever in this paragraph there is a reference to “leases,” such reference shall also apply to subleases and any other forms of agreement for the use of the Property or any part thereof.

Notwithstanding the foregoing, so long as no Event of Default has occurred and is continuing, and except as specifically provided herein to the contrary, the Grantor shall remain in quiet use, possession and management of the Property, and in the enjoyment of the income, revenue and profits therefrom.

So long as any part of the Secured Obligations remains outstanding, the Grantor covenants and agrees as follows:

1. TAXES AND ASSESSMENTS. The Grantor will pay, promptly when due, all taxes, assessments and public charges upon the Property, except for those being contested in good faith, by appropriate proceedings, and for which adequate reserves have been established (in accordance with GAAP) subject to Section 1.02 of the Credit Agreement, and, promptly upon request by the Collateral Agent, will forward to the Collateral Agent official receipts evidencing such payments; or in the alternative and at the option of the Collateral Agent, exercisable at any time upon the occurrence and during the continuance of an Event of Default, will deposit with the Collateral Agent, at such time or times as the Collateral Agent directs, such amounts as are necessary, in the sole and absolute discretion of the Collateral Agent, to enable the Collateral Agent to make timely payment of such taxes, assessments and charges. Such amounts so deposited shall bear no interest and may be commingled with other funds held by the Collateral Agent. If, at any time, the Collateral Agent determines in its sole and absolute discretion that a deficiency exists between the amounts deposited and the actual amount required to be paid with respect to taxes, assessments and charges, then the Grantor shall immediately pay such deficiency upon notification thereof by the Collateral Agent. The Grantor does hereby grant to the Collateral Agent a security interest in the funds it receives under this paragraph 1 to secure the payment of the Secured Obligations.

2. INSURANCE; DAMAGE TO PROPERTY.

a. The Grantor will continuously insure the Property with financially sound and reputable insurance companies against fire (with extended coverage) in the full insurable value of the Property, and against such other casualties and in such amounts as required by the Collateral Agent pursuant to the Credit Agreement. The insurance policy (or policies) will have attached thereto a standard mortgagee clause, without contribution, in favor of the Collateral Agent, as its interest may appear, and will otherwise be in form reasonably acceptable to the Collateral Agent, and the Grantor will cause such policy (or policies) to provide that it (they) may not be canceled without thirty (30) days’ prior written notice to the Collateral Agent. The Grantor will deliver to the Collateral Agent certificates evidencing that the Collateral Agent has been named as loss payee and additional insured on all such insurance, and certificates of insurance at least fifteen (15) days prior to the renewal of such insurance policy (or policies). The Collateral Agent shall have the right, exercisable at any time upon the occurrence and during the continuance of an Event of Default, to require the Grantor to deposit with the Collateral Agent, at such time or times as the Collateral Agent directs, such amounts as are necessary, in the sole and absolute discretion of the Collateral Agent, to enable the Collateral Agent to make timely payment of the premiums on such policy or policies. Such amounts so deposited shall bear no interest and may be commingled with other funds held by the Collateral Agent. If, at any time, the Collateral Agent determines in its sole and absolute discretion that a deficiency exists between the amounts deposited and the actual amount required to be paid with respect to such premiums, then the Grantor shall immediately pay such deficiency upon notification thereof by the Collateral Agent. The Grantor does hereby grant to the Collateral Agent for the benefit of the Collateral Agent a security interest in the funds it receives under this paragraph 2 to secure the payment of the Secured Obligations. As to such insurance, upon the occurrence and during the continuance of an Event of Default, the Collateral Agent may, after ten (10) days’ written notice mailed to the Grantor at its last known address, reasonably change any or all of the coverages, terms, amounts or insurers, cause any policy to name the Collateral Agent as insured as its interest may appear, surrender existing policies for cancellation, obtain any cancellation, obtain any additional insurance it reasonably so desires, pay any required premiums and receive premium refunds, and in any such event any premium adjustments shall be charged against or credited to the Secured Obligations. In the event any claim for loss covered by such insurance is not settled within one hundred twenty (120) days after the occurrence of such loss, the Collateral Agent may negotiate with any insurance companies involved and make a reasonable settlement of such claim, and the Collateral Agent and such insurance companies, upon such settlement being made, shall not be liable in any manner to the Grantor with respect to such claim and settlement.

b. The Grantor shall promptly notify the Collateral Agent of any damage to or destruction of the Property or any part thereof having an aggregate fair market value in excess of $250,000. In case of any damage to or destruction of the Property or any part thereof, the Grantor, whether or not the insurance proceeds, if any, received on account of such damage or destruction shall be sufficient for the purpose, at the Grantor’s expense, will promptly commence and complete the restoration, replacement or rebuilding of the Property as nearly as possible to its value, condition and character immediately prior to such damage or destruction. Insurance proceeds received by the Collateral Agent in the aggregate amount of less than $1,000,000 in any fiscal year of the Grantor under any policy or policies covering the Property or any part thereof shall be remitted to the Grantor, provided that (i) no Default (as defined in the Credit Agreement) or Event of Default then exists and (ii) the Grantor restores that portion of the Property so damaged or destroyed within 360 days of the occurrence of such damage or destruction. Insurance proceeds received by the Collateral Agent in the aggregate amount of $1,000,000 or more in any fiscal year of the Grantor under any policy or policies of insurance covering the Property or any part thereof shall first be applied toward the payment of the amount owing on the Secured Obligations in such order of application as the Collateral Agent may elect whether or not the same may then be due or be otherwise adequately secured; provided, however, that such proceeds shall be made available for the restoration of the portion of the Property damaged or destroyed if written application for such use is made within thirty (30) calendar days of receipt of such proceeds and the following conditions are satisfied: (i) the Grantor has in effect business interruption insurance in the amounts required by the Credit Agreement; (ii) no Default or Event of Default exists (and if an Event of Default shall occur during restoration the Collateral Agent may, at its election, apply any insurance proceeds then remaining in its hands to the reduction of the Secured Obligations); (iii) the Grantor shall have submitted to the Collateral Agent plans and specifications for the restoration which shall be reasonably satisfactory to it; (iv) the Grantor shall submit to the Collateral Agent fixed price contracts with good and responsible contractors and materialmen covering all work and materials necessary to complete restoration and providing for a total completion price not in excess of the amount of insurance proceeds available for restoration, or, if a deficiency shall exist, the Grantor shall have deposited the amount of such deficiency with the Collateral Agent; and (v) the Grantor shall have provided to the Collateral Agent a written release from each insurer under such policies of insurance to the effect that all such proceeds are paid without any reservation of rights and that such insurer has no cause of action, right of set-off or other claim against the Grantor or the insured under such policies. Any insurance proceeds to be released pursuant to the foregoing provisions may at the option of the Collateral Agent be disbursed from time to time as restoration progresses to pay for restoration work completed and in place and such disbursements may at the Collateral Agent’s option be made directly to the Grantor or to or through any contractor or materialman to whom payment is due or to or through a construction escrow to be maintained by a title insurer acceptable to the Collateral Agent. The Collateral Agent may impose such further conditions upon the release of insurance proceeds (including the receipt of title insurance) as are customarily imposed by prudent construction lenders to insure the completion of the restoration work free and clear of all liens or claims for liens. All title insurance charges and other costs and expenses paid to or for the account of the Grantor in connection with the release of such insurance proceeds shall constitute so much additional indebtedness hereby secured to be payable upon demand with interest at the rate applicable to Advances under the Credit Agreement at the time such costs or expenses are incurred. The Collateral Agent may deduct any such costs and expenses from insurance proceeds at any time standing in its hands. If the

Grantor fails to request that insurance proceeds be applied to the restoration of the Property or if the Grantor makes such a request but fails to complete restoration within twelve (12) months of the occurrence of the damage or destruction of the Property giving rise to payment of such insurance proceeds, the Collateral Agent shall have the right, but not the duty, to release the proceeds thereof for use in restoring the Property or any part thereof for or on behalf of the Grantor in lieu of applying said proceeds to the Secured Obligations and for such purpose may do all acts necessary to complete such restoration, including advancing additional funds, and any additional funds so advanced shall constitute part of the indebtedness hereby secured and shall be payable on demand with interest at the Default Rate. Notwithstanding the foregoing, if, despite the exercise of reasonable diligence, the Grantor is unable to complete the restoration of the Property within twelve (12) months of the occurrence of the damage or destruction of the Property giving rise to the payment of insurance proceeds, the Grantor shall have not more than three (3) additional months (the “Extended Restoration Period”) to complete such restoration, provided that (i) no Default or Event of Default shall have occurred and be continuing at the commencement of or at any time during the Extended Restoration Period and (ii) the Collateral Agent remains satisfied during the Extended Restoration Period that the Grantor is pursuing such completion with reasonable diligence at all times.

3. PRESERVATION AND MAINTENANCE OF PROPERTY. Except as otherwise may be permitted in the Credit Agreement and except as otherwise set forth in paragraph 2 hereof, the Grantor will keep the Property (including any private roads on or over which the Grantor has any easement or right appurtenant to the Property) in good order and repair, including the making of such replacements as may be necessary for that purpose.

4. WASTE. The Grantor will not permit, suffer or commit any material waste, impairment or deterioration of, nor allow any material nuisance to exist upon, the Property or any part thereof.

5. ASSURANCES OF TITLE. The Grantor will execute, or cause to be executed, such further assurances of title to the Property, and will take, and cause to be taken, such steps, including legal proceedings, as may at any time be reasonably necessary to perfect the title to the Property in the Trustee.

6. CONTRACTS. The Grantor will keep and maintain at its principal place of business copies of all written contracts, leases and other instruments which affect the Property. Such contracts, leases and other instruments shall be subject to examination and inspection by the Collateral Agent at any reasonable time and from time to time, and, if no Event of Default has occurred, upon reasonable prior notice.

7. LIENS AND ENCUMBRANCES. The Grantor will not, without the prior written consent of the Collateral Agent, permit or suffer to exist any lien or encumbrance on the Property, or interest therein (legal or equitable), or any part thereof, either inferior or superior in right to the lien of this Deed of Trust, other than Permitted Exceptions.

8. WAIVER OF EXEMPTIONS. The Grantor will not set up or claim the benefit of any homestead or other exemption of law, or any other law or rule of law intended for its advantage or protection as an obligor under the Notes, the Credit Agreement or the other Loan Documents, or under this Deed of Trust, or providing for its release or discharge from any liability under the Notes, the Credit Agreement, the other Loan Documents or this Deed of Trust on account of any facts or circumstances other than full and complete payment of all amounts due under the Notes, the Credit Agreement, the other Loan Documents and this Deed of Trust, all of such exemptions and benefits being hereby expressly waived.

9. EMINENT DOMAIN. The Grantor covenants and agrees to give prompt written notice to the Collateral Agent by certified mail, postage prepaid, return receipt requested, of any taking or condemnation, or any threatened or pending proceedings for the taking or condemnation, of any part of the Property under any power of eminent domain; and in the event that title to, or possession of, the Property or any portion thereof, is taken or condemned under any power of eminent domain, then the Grantor will (and hereby does) assign to the Collateral Agent, and will forthwith upon receipt pay to the Collateral Agent, the proceeds and consideration resulting from taking or condemnation, not to exceed the unpaid balance of the Secured Obligations, such proceeds so paid to be applied to the Secured Obligations.

10. TRANSFER OF PROPERTY. The Grantor will not, without the prior written consent of the Collateral Agent, lease, bargain, sell, transfer, assign or convey the Property, or any portion thereof, or any legal or equitable interest therein.

NOTICE — THE DEBT SECURED HEREBY IS SUBJECT TO CALL IN FULL OR THE TERMS THEREOF BEING MODIFIED IN THE EVENT OF SALE OR CONVEYANCE OF THE PROPERTY CONVEYED.

11. USE OF PROPERTY. The Grantor will not, without the prior written consent of the Collateral Agent, (a) change, or permit any material changes in, the general use for which all or any part of the Property was intended at the time of the execution of this Deed of Trust, or (b) initiate or acquiesce in a change in the zoning classification of the Property.

12. ENTRY; PROTECTION OF THE NOTEHOLDER’S SECURITY. The Grantor does hereby grant to the Collateral Agent, the Trustee and their designees the right to enter, examine and inspect the Property, and to do such other things as are permitted under this Deed of Trust, at any reasonable time and from time to time, and if no Event of Default has occurred, upon reasonable prior notice. In the event (a) the Grantor fails to perform any of its covenants or agreements herein contained, or (b) any action or proceeding is commenced or threatened which is likely to materially adversely affect the Property or title thereto or the interest of the Trustee or the Collateral Agent therein, including, without limitation, eminent domain, insolvency, arrangements or proceedings involving a bankrupt or decedent, then, in any of such events, the Collateral Agent may, at its option, make such appearances, disburse such amount and take such action as the Collateral Agent deems necessary, in its reasonable discretion, to protect its interest, including, without limitation, (i) the employment of attorneys and disbursement of reasonable attorneys’ fees, (ii) the entry upon the Property to make repairs, (iii) the procurement of insurance as provided in paragraph 2 hereof, and (iv) if the Property is subject to another deed of trust or lien, whether inferior or superior hereto, the curing of any default in the performance of any of the terms and provisions thereof, or if the indebtedness thereby secured is accelerated, the purchase or payment in full of such indebtedness, all on such terms as the Collateral Agent shall, in its reasonable discretion, deem necessary or advisable. Any amounts disbursed by the Collateral Agent pursuant to the provisions of this paragraph 12 shall be added to, and deemed a part of, the Secured Obligations, shall be secured in the same manner as the Notes and the other Obligations are secured, shall bear interest from the date of the disbursement thereof at a fluctuating rate of interest equal to the Default Rate, and shall, together with the interest thereon, be repayable by the Grantor on demand.

13. ESTOPPEL CERTIFICATE. The Grantor will, within twenty (20) days of being requested in writing by the Collateral Agent so to do, furnish a written statement to the Collateral Agent, duly acknowledged, setting forth in detail the Secured Obligations and any right of setoff, counterclaim or other defense which exists against the payment or performance thereof.

14. ENVIRONMENTAL PROTECTION. The Grantor covenants and agrees as follows:

a. The Grantor warrants and represents that it has investigated or caused to be investigated the previous ownership and uses of the Property, in a manner consistent with good commercial practices, to determine whether activities have been conducted which might involve the use, manufacturing, storage or disposal of Hazardous Materials, and except as otherwise disclosed to the Collateral Agent this investigation has revealed no fact which would indicate that the Property has been involved in the use, manufacturing, storage or disposal of Hazardous Materials other than in accordance with all applicable Environmental Laws. This investigation has taken into account, among other factors, (i) the relationship of the purchase price to the value of the Property if uncontaminated when originally purchased by the Grantor, (ii) commonly known or reasonably ascertainable information about the Property, and (iii) the obviousness of the presence or likely presence of contamination at the Property.

b. The Grantor warrants and represents to the best of its knowledge after due investigation that it has disclosed to the Collateral Agent all pending or threatened litigation that has or could reasonably be expected to have a Material Adverse Effect and all orders, rulings, notices, permits or investigations regarding Hazardous Materials on the Property that have or could reasonably be expected to have a Material Adverse Effect.

c. The Grantor and any other parties, including, but not limited to, tenants, licensees and occupants, will not be involved in any activity on the Property, which activity is likely to involve or lead to (i) the use, manufacture, storage or disposal of Hazardous Materials except in accordance with all applicable Environmental Laws and all other laws, ordinances and regulations, or (ii) the imposition of liability on the Grantor or any other subsequent or former owner of the Property or the creation of a lien on the Property under any Environmental Laws.

d. The Grantor will comply in all material respects with the requirements of all Environmental Laws and shall promptly notify the Collateral Agent in the event of the discovery of Hazardous Materials at the Property which are not in compliance with applicable Environmental Laws. Further, the Grantor will promptly forward to the Collateral Agent copies of all orders, notices, permits, applications and other communications and reports in connection with any discharge, spillage, use or discovery of Hazardous Materials on the Property which constitutes or is alleged to constitute a violation of any Environmental Law that has or could reasonably be expected to have a Material Adverse Effect. Grantor will not permit any other party, including, but not limited to, tenants, licensees and occupants to conduct any such discharge, spillage or use of any Hazardous Materials except in compliance with all applicable Environmental Laws and shall take immediate action to stop any such activity and to correct any violations resulting therefrom.

e. The Grantor agrees that if at any time the Collateral Agent has reasonable cause to believe there are Hazardous Materials upon the Property that are being used, stored, manufactured or disposed of other than in accordance with all applicable Environmental Laws, the Collateral Agent may with prior notice to Grantor obtain, at Grantor’s cost, an environmental site assessment or environmental audit report of reasonable scope under the circumstances from a firm acceptable to the Collateral Agent, to assess with a reasonable degree of certainty (i) the presence of any such Hazardous Materials and (ii) the cost in connection with the abatement, cleanup or removal of such.

f. The Grantor agrees that in the event of the presence of any Hazardous Materials upon the Property which is not in compliance with all applicable Environmental Laws, whether or not the same originates or emanates from the Property, or if Grantor shall fail to comply with all material requirements of all applicable Environmental Laws, the Collateral Agent may at its election, but without the obligation to do so, (i) give such notices as are required by applicable Environmental Laws, (ii) cause such work to be performed at the Property or (iii) take any and all other actions as the Collateral Agent shall deem necessary or advisable in order to abate, remove and clean up the Hazardous Materials or otherwise cure the Grantor’s noncompliance.

g. The Grantor shall be liable for all reasonable costs and expenses incurred by or asserted against the Collateral Agent arising under this paragraph even if said costs and expenses exceed the amount of the loans secured by this Deed of Trust.

h. Any amounts disbursed by the Collateral Agent pursuant to the provisions of this paragraph 14 shall be added to, and deemed a part of, the Secured Obligations, shall be secured in the same manner as the Notes and the other Obligations are secured, shall bear interest from the date of the disbursement thereof at a fluctuating rate of interest equal to the Default Rate, and shall, together with the interest thereon, be repayable by the Grantor on demand.

15. COMPLIANCE WITH LAWS. Except as otherwise may be permitted in the Credit Agreement, the Grantor shall comply with all applicable laws, ordinances, rules, regulations and judicial or administrative orders (collectively, “Laws”) now in force or hereafter enacted or promulgated relating to the construction, maintenance, operation and use of the Property, or any part thereof, including, but not limited to, Environmental Laws. Without limiting the generality of the foregoing, the Grantor shall apply for, obtain, keep in force and comply with all governmental permits, licenses and approvals (collectively, “Permits”) now or hereafter at any time required in connection with the construction, maintenance, operation and use of the Property, or any part thereof, except where the failure to apply for, obtain, keep in force and comply with all Permits could not reasonably be expected to have a Material Adverse Effect. The Grantor represents and warrants that, as of the date hereof, its activities and the Property are in compliance with all Laws in all material respects and that all Permits are in full force and effect in all material respects. To the extent required under the Credit Agreement, the Grantor covenants and agrees to give prompt written notice to the Collateral Agent by certified mail, postage prepaid, return receipt requested, of any present or future pending or threatened litigation and any orders, rulings, notices, permits or investigations with respect to Laws and/or Permits if such litigation, orders, rulings, notices, permits or investigations with respect to the Property.

16. EVENTS OF DEFAULT AND FORECLOSURE. If any one or more of the following events (herein sometimes referred to as “Events of Default”) shall occur:

a. An Event of Default (as defined in the Credit Agreement, or any renewal, extension or modification thereof or any substitution or replacement therefor); or

b. Default under any other lien or encumbrance placed on the Property, or any interest therein (legal or equitable), or any part thereof, either inferior or superior in right to the lien of this Deed of Trust, and such default shall continue beyond any applicable grace period; or

c. The termination of, or occurrence of any event affecting, the validity of this Deed of Trust or the priority of this Deed of Trust as to all outstanding or future advances intended to be secured hereby; or

d. The passage after the date of this Deed of Trust of any law of the Commonwealth of Virginia deducting from the value of the land, for the purposes of taxation, any lien thereon, or providing for, or changing in any way the laws relating to, the taxation of deeds of trust or the notes or debts secured by deeds of trust for state or local purposes, or the manner of the collection of any such taxes, so as to impair the lien of this Deed of Trust or the security afforded hereunder, unless the Grantor is permitted by law to pay the whole of such tax imposed upon this Deed of Trust and/or the Secured Obligations (in addition to all other payments required hereunder) and the Grantor pays such tax and agrees to pay and thereafter pay such tax whenever levied; or

e. The passage of any law or the decision of any court rendering or declaring any material covenant or agreement set out in the Credit Agreement, any Note, any other Loan Document, any agreement evidencing or securing any of the other Obligations, or in this Deed of Trust to be legally unenforceable, inoperative, void or voidable;

then, in any of such events, the Trustee and the Collateral Agent shall, in addition to any other rights and remedies provided in the Credit Agreement, or by law or in equity, have the following rights and remedies, any one or more of which shall be exercisable from time to time at the Collateral Agent’s option and without notice to the Grantor:

(i) The Collateral Agent may declare the Notes, or any of them, and all of the other Secured Obligations immediately due and payable, without demand;

(ii) The Collateral Agent may dispossess the Grantor of the Property and exercise any right or remedy provided in this Deed of Trust with respect to taking possession of the Property and collecting the rents relating thereto;

(iii) The Collateral Agent may apply for and obtain the appointment of a receiver for the Property, with the power to collect the rents, issues and profits therefrom, without regard to the value of the Property or of the solvency of any person or persons liable for the payment of the Secured Obligations, and the Grantor does hereby waive any and all defenses to the application for appointment of such receiver and consent to the appointment of such receiver without notice, but reserves the right to apply for vacation of any order of appointment of such receiver, or for any other appropriate relief, upon showing that none of the foregoing events of default occurred prior to application for the appointment of such receiver or during the pendency of such application in court; and

(iv) The Trustee may foreclose by a sale of the Property as follows:

(A) The Trustee may take possession of the Property and proceed to sell the same at auction at the premises or at such other place in the city or county in which the Property or the greater part thereof lies, or in the corporate limits of any city surrounded by or contiguous to such county, or in the case of annexed land, in the county of which the land was formerly a part, as the Trustee may select upon such terms and conditions as the Trustee may deem best, after first advertising the time, place and terms of sale in at least three (3) consecutive issues (which may be on consecutive days), in advance of the date of such sale, of a newspaper published or having general circulation in the county or city in which the Property or some portion thereof is located.

(B) The power of sale above granted may be exercised at different times as to different portions of the Property, and if for any reason any executory contract of sale shall not be performed, then new contracts may be made with respect to the same portion of the Property (with or without other portions). If the Trustee deems it best for any reason to postpone or continue the sale at any time or from time to time, they may do so.

(C) Full power and authority is hereby expressly granted and conferred upon the Trustee to make, execute, and deliver all necessary deeds of conveyance for the purpose of vesting in the purchaser or purchasers complete and entire legal and equitable title to the Property, or the portion thereof so sold, and the recitals therein shall be received in all courts of law and equity as prima facie evidence of the matters therein stated; and at such sale the Collateral Agent may become a purchaser, and no purchaser shall be required to see to the proper application of the purchase money.

(D) The proceeds of such sale shall be applied, first, to discharge the expenses of executing their Deed of Trust, including a commission to the Trustee of three percent (3%) of the gross proceeds of sale; next, to discharge all taxes, levies, and assessments on the Property, with costs and interest, including a proper proration thereof for the current year; next, to reimburse the Trustee and the Collateral Agent for all amounts expended by them or any of them pursuant to the provisions of this Deed of Trust, with interest thereon; next, to pay the accrued interest on the unpaid principal balance due under the Notes and under the other Secured Obligations; next, to pay such unpaid principal balance of the Notes and the other Secured Obligations; next to pay any remaining Secured Obligations; next, to pay any indebtedness secured by any lien of record inferior to the lien of this Deed of Trust; and any residue of such proceeds shall be paid to the Grantor provided, however, that the Trustee as to such residue shall not be bound by any inheritance, devise, conveyance, assignment or lien of or upon the Grantor’s equity, without actual notice thereof prior to distribution.

17. [Reserved.]

18. NONWAIVER. No delay, act or failure to act, by the Trustee and the Collateral Agent, or any of them, however long continued, shall be construed as a waiver of any of their rights hereunder or of any default by the Grantor.

19. NO LIABILITY OR OBLIGATION ON THE TRUSTEE OR THE NOTEHOLDER. Nothing in this Deed of Trust shall be construed to impose any obligation upon the Collateral Agent or the Trustee to expend any money or to take any other discretionary act herein permitted, and neither the Collateral Agent nor the Trustee shall have any liability or obligation for any delay or failure to take any discretionary act. The Trustee shall not be required to see that this Deed of Trust is recorded and shall not be liable for the default or misconduct of the Collateral Agent or any agent or attorney appointed by them in pursuance hereof, or for anything whatever in connection with this Deed of Trust, except willful misconduct or gross negligence. The Trustee may act upon any instrument or paper believed by it in good faith to be genuine and to be signed by the proper party or parties, and shall be fully protected for any action taken or suffered by them in reliance thereon.

20. RELEASE UPON FULL PAYMENT. Upon full payment of all Secured Obligations, the Trustee shall, upon the request of, and at the cost of, the Grantor, execute a proper release of this Deed of Trust.

21. SUBSTITUTION OF THE TRUSTEE. Notwithstanding anything herein contained to the contrary, if the Trustee fails, refuses, or becomes unable to act, or if for any reason the Collateral Agent, in its sole and absolute discretion, deems it advisable, the Collateral Agent is hereby authorized and empowered to appoint, by an instrument recorded wherever this Deed of Trust is recorded, one or more other Trustees, in the place and stead of the Trustee named herein, which substitute Trustee or Trustees shall have all rights, powers, and authority and be charged with all the duties that are conferred or charged upon the Trustee named herein; and if more than one Trustee is so named, any one or more of such Trustees may act hereunder without the joinder of any other Trustee or Trustees and any act taken hereunder by any one or more Trustees shall be as effective as if taken by all Trustees.

22. ADVANCES AND FUTURE ADVANCES. It is understood and agreed that the Lenders reserve the right, but shall have no obligation (except as provided in the Credit Agreement), to make additional advances of proceeds in connection with the Obligations from time to time, and the readvance of any sums previously repaid on the Notes.

23. INDEMNIFICATION BY THE GRANTOR. The Grantor shall protect and indemnify the Trustee and the Collateral Agent from and against all liabilities, obligations, claims, damages, penalties, causes of action, costs and expenses (including, without limitation, reasonable attorneys’ fees and disbursements), imposed upon or incurred by or asserted against the Trustee, the Collateral Agent or the directors, officers or employees of the Collateral Agent by reason of (a) ownership of the Property or any interest therein, or receipt of any rent or other sum therefrom,

(b) any accident to, injury to or death of persons or loss of or damage to property occurring on or about the Property or the adjoining sidewalks, curbs, vaults or vault space, if any, streets or ways, (c) any use, nonuse or condition of the Property or the adjoining sidewalks, curbs, vaults or vault space, if any, streets or ways, (d) any failure on the part of the Grantor to perform or comply with any of the terms, covenants, conditions and agreements set forth in this Deed of Trust, the Notes, the Credit Agreement or the other Loan Documents, or any other agreements executed by the Grantor or any other persons liable for the payment of the Secured Obligations, (e) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof for construction or maintenance or otherwise, (f) any action brought against the Trustee or the Collateral Agent, or any of them, attacking the validity, priority or enforceability of this Deed of Trust, the Notes, the Credit Agreement, the other Loan Documents, or any other agreements executed by the Grantor or any other persons liable for the payment of the Secured Obligations, and/or (g) the presence of Hazardous Materials on the Property; provided, however, that the Grantor shall not be obligated to indemnify the Trustee or the Collateral Agent or the directors, officers or employees of the Collateral Agent from any loss, damage, cost or expense directly attributable to their or any of their gross negligence or willful misconduct. Any amounts payable to the Trustee or the Collateral Agent under this paragraph 23 which are not paid within ten (10) days after written demand therefor by the Trustee or the Collateral Agent shall be added to, and deemed a part of, the Secured Obligations, shall be secured in the same manner as the Notes and the other Obligations are secured, shall bear interest from the date of the disbursement thereof at a fluctuating rate of interest equal to the Default Rate, and shall, together with the interest thereon, be repayable by the Grantor on demand. In the event any action, suit or proceeding is brought against the Trustee, the Collateral Agent or the directors, officers, agents of employees of the Collateral Agent by reason of any such occurrence, the Grantor, upon the request of the Trustee or the Collateral Agent and at the Grantor’s expense, shall resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel designated by the Grantor and approved by the Trustee and/or the Collateral Agent. Such obligations under this paragraph 23 shall survive the termination, satisfaction or release of this Deed of Trust.

24. RELEASE. The Grantor agrees that the Collateral Agent, without notice to or further consent of the Grantor, may release or discharge any maker of any Note, or any other persons who are or may become liable for the Secured Obligations or release or discharge any other collateral for the Secured Obligations, and that any such release or discharge shall not alter, modify, release or limit the liability of the Grantor hereunder or the validity and enforceability of this Deed of Trust.

25. HEADINGS. The headings of the paragraphs of this Deed of Trust are for the convenience of reference only and are not to be considered a part hereof and shall not limit or otherwise affect any of the terms hereof.

26. NUMBER AND GENDER. The pronouns and verbs set forth herein shall be construed as being of such number and gender as the context may require.

27. SUCCESSORS AND ASSIGNS. This Deed of Trust shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and assigns, and any descriptive term used herein shall include such heirs, personal representatives, successors and assigns.

28. PERSONS. The use of the word “persons” in this Deed of Trust includes individuals, corporations, partnerships, and all other entities.

IN WITNESS WHEREOF the Grantor has caused this Credit Line Deed of Trust to be executed in its name and on its behalf by its duly authorized officers pursuant to due authorization.

TREX COMPANY, INC. (successor to TREX COMPANY, LLC), a Delaware corporation

By:	/s/ James E. Cline
Name:	James E. Cline
Title:	Vice President and Chief Financial Officer

COMMONWEALTH OF VIRGINIA

CITY/COUNTY OF Winchester/Frederick, to-wit:

The foregoing instrument was duly acknowledged before me in my jurisdiction aforesaid this 30th day of October, 2009, by James E. Cline who is Vice President and Chief Financial Officer of TREX Company, Inc., a Delaware corporation, on behalf of the corporation.

[AFFIX NOTARIAL SEAL]

/s/ Jill Colf
(Notary Public)

My commission expires:	April 30, 2011.

Registration Number:	7081391.

SCHEDULE A

PROPERTY DESCRIPTION

Frederick County Tax Map Number 63-A-110

City of Winchester Tax Map Number 371-01-1

Situated partly in the County of Frederick and City of Winchester, State of Virginia

All that certain lot or parcel of land, together with the improvements thereon and appurtenances thereunto belonging, lying, situate and being in Back Creek Magisterial District, Frederick County, Virginia and the City of Winchester, Virginia, and being more particularly described as follows:

PARCEL ONE:

That certain parcel of land containing 65.7901 acres and shown on that certain plat dated September 8, 2000 and entitled “Final Plat for Lot Consolidation of the land of TREX Company, LLC, City of Winchester and Back Creek District, Frederick County, VA”, and recorded in the Land Records of Frederick County, Virginia in Deed Book 976 at page 405 and in the Land Records of the City of Winchester, Virginia as Instrument Number 000002334.

PARCEL TWO:

Being as shown on Sheet 5 of the plans for Route 652, State Highway Project 0652-034- 224, M-501 and lying south of and adjacent to the south revised proposed right of way line (11-19-01) of Route 652, from a point approximately 60 feet opposite approximate station 28+18 (Route 652 survey centerline) to a point approximately 40 feet opposite approximate Station 29+94 (Route 652 survey centerline) containing 0.034 acre, more or less, land; and being a part of the same lands acquired from The Henkel-Harris Company, by deed dated September 12, 1997, recorded in Deed Book 887, page 1043, in the office of the Clerk of the Circuit Court of Frederick County, Virginia.

For a more particular description of said land, reference is made to the photocopy of said Sheet 5, showing outlined in RED the said land, which photocopy is recorded in the State Highway Plat Book 10, Page 227.

TOGETHER WITH that certain twenty (20) foot drainage easement granted TREX Company, LLC by Deed of Easement dated November 16, 2000 and recorded November 27, 2000 in the Land Records of Frederick County, Virginia as Instrument Number 000012444.

TOGETHER WITH that certain fifteen (15) foot drainage easement granted TREX Company, LLC by Deed of Easement dated October 20, 1998, recorded in the Land Records of Frederick County, Virginia as Instrument No. 919, page 1367.

A-1

SCHEDULE B

PERMITTED TITLE EXCEPTIONS

•

Electric pole line easement granted Northern Virginia Power Company by instrument dated September 25, 1941 and recorded in Deed Book 184 at page 277, (noted as “cannot be plotted” on the plat of survey by Marsh & Legge Land Surveyors, P.L.C. entitled “ALTA/ACSM Land Title Survey of the Land of TREX COMPANY, INC., dated October 16, 2009.” (the “Survey”).

•

Reservation of a ten (10) foot easement for underground sewer and drainage lines along southwest property line for the benefit of adjoining property, as set forth in the Deed dated April 5, 1968 and recorded in Deed Book 341 at page 579, and as shown on the Survey.

•

Easement and right of way in Wallachs Road, Livingston Place and Lawhon Lane for the construction and maintenance of sanitary sewer and water mains granted the City of Winchester by instrument dated May 8, 1969 and recorded in Deed Book 406 at page 518 in the Land Records of Frederick County, Virginia, and as shown on the Survey.

•

Possible easement rights referenced in instrument and shown on plat attached thereto recorded in Deed Book 438, Page 488 of the Land Records of Frederick County, Virginia, and as shown on the Survey, as to Power Easement and 20’ Gas Easement.

•

Easement located along the west/northwest property line, granted The Potomac Edison Company by instrument dated July 25, 1975 and recorded in Deed Book 448 at page 122 of the Frederick County, Virginia Land Records, and as shown on the Survey.

•

Easement granted The Potomac Edison Company by instrument dated September 18, 1984 and recorded in the Land Records of Frederick County, Virginia in Deed Book 588 at page 416, and noted as “cannot be plotted” on the Survey.

•	Terms and conditions of Right-of-Way Agreement by and between Capitol Records, Inc. and The Potomac Edison Company as set forth in Deed Book 593, page 394.

•

Easement along southern property line granted The Potomac Edison Company by instrument dated April 4, 1985 and recorded in the Land Records of Frederick County, Virginia in Deed Book 593 at page 395, and as shown on the Survey

•

Easement located in the southernmost corner of the property, granted Shenandoah Gas Company by Deed of Easement dated December 7, 1999 and recorded in Deed Book 954 at page 645 of the Land Records of Frederick County, Virginia, and as shown on the Survey.

B-1

•

20’ sanitary sewer easement located in northeastern and southernmost corner of the property, granted Frederick County Sanitation Authority by Deed of Easement dated May 5, 1999 and recorded in Deed Book 936 at page 1582 of the Land Records of Frederick County, Virginia, and as shown on the Survey.

•	Easement granted from Trex Company, LLC to Bell Atlantic-Virginia, Inc. by instrument dated May 21, 1999, recorded in Deed Book 942, page 123.

•

Possible easement rights of the railroad company servicing the railroad siding located on insured premises in and to the ties, rails and other properties constituting said railroad siding or in and to the use thereof. The location of the spur line is as shown on the Survey.

•	Possible easement rights due to overhead power lines, power poles, underground gas mains, underground telephone lines and existing water mains, all as shown on the Survey.

•	Riparian rights of others in and to Hoge Run located in the eastern portion of the insured premises.

•	Possible rights of others in and to the use of the drainage easements described in Exhibit A.

•

Twenty-five foot and seventy-five foot building restriction lines shown on the plat recorded in Deed Book 976 at page 405 (Frederick County) and as Instrument Number 000002334 (City of Winchester), as shown on the Survey.

•

Rights, if any, of property owners adjoining on the northwest and south, in and to that portion of insured premises lying between the northwestern and southern property line and the fence inside said line, as shown on plat of survey by Marsh & Legge Land Surveyors, PLC dated 10/16/09.

•	Easement from American Woodmark Corporation to The Trex Company, LLC by instrument dated 10/20/98, recorded in Deed Book 919, page 1367.

•	Easement from The Henkel-Harris Company, Inc. to The Frederick County Sanitation Authority by instrument dated 11/05/98, recorded in Deed Book 921, page 562.

•	Easement from American Woodmark Corporation to The Trex Company, LLC by instrument dated 11/16/00, recorded as Instrument No. 000012444.

B-2